CH ENERGY GROUP, INC.
Computation Of Ratio of Earnings to Fixed Charges

                                                                      EXHIBIT 12

                                                               2000                          Year Ended December 31,
                                                      --------------------    -----------------------------------------------------

                                                      3 Months    12 Months
                                                        Ended       Ended
                                                      March 31    March 31      1999         1998 (1)       1997 (1)       1996 (1)
                                                      --------    --------    --------       --------       --------       --------
    Earnings:
A.    Net Income                                       $18,114    $ 48,391    $ 48,573       $ 49,314       $ 51,856       $ 52,852
B.    Federal Income Tax                                 9,124      26,581      28,925         28,627         26,237         31,068
                                                       -------    --------    --------       --------       --------       --------
C.    Earnings before Income Taxes                     $27,238    $ 74,972    $ 77,498       $ 77,941       $ 78,093       $ 83,920
                                                       -------    --------    --------       --------       --------       --------
D.    Fixed Charges
        Interest on Mortgage Bonds                       3,205      12,823      13,057         14,225         14,237         15,112
        Interest on Other Long-Term  Debt                2,702      11,419      11,094          8,890          8,860          8,505
        Other Interest                                   1,937       6,296       4,860          3,639          2,647          2,626
        Interest Portion of Rents                          245         982         993          1,004          1,020          1,094
        Amortization of Premium & Expense on Debt          280       1,038         993            924            906            940
        Preferred Stock Dividends of Central Hudson      1,197       4,934       5,078          5,031          4,800          5,054
                                                       -------    --------    --------       --------       --------       --------
                  Total Fixed Charges                  $ 9,566    $ 37,492    $ 36,075       $ 33,713       $ 32,470       $ 33,331
                                                       -------    --------    --------       --------       --------       --------

E.    Total Earnings                                   $36,804    $112,464    $113,573       $111,654       $110,563       $117,251
                                                       =======    ========    ========       ========       ========       ========
    Preferred Dividend Requirements:
F.    Allowance for Preferred Stock
        Dividends Under IRC Sec 247                    $   807    $  3,230    $  3,230       $  3,230       $  3,230       $  3,230
G.    Less Allowable Dividend Deduction                    (32)       (127)       (127)          (127)          (127)          (127)
                                                       -------    --------    --------       --------       --------       --------
H.    Net Subject to Gross-up                              775       3,103       3,103          3,103          3,103          3,103
I.    Ratio of Earnings before Income
        Taxes to Net Income (C/A)                        1.504       1.549       1.595          1.581          1.506          1.588
                                                       -------    --------    --------       --------       --------       --------
J.    Pref. Dividend (Pre-tax)  (HxI)                    1,165       4,807       4,951          4,904          4,673          4,927
K.    Plus Allowable Dividend Deduction                     32         127         127            127            127            127
                                                       -------    --------    --------       --------       --------       --------
L.    Preferred Dividend Factor                          1,197       4,934       5,078          5,031          4,800          5,054
                                                       =======    ========    ========       ========       ========       ========

M.    Ratio of Earnings to Fixed Charges (E/D)            3.85        3.00        3.15           3.31           3.41           3.52

     (1) CH Energy Group, Inc. was formed on Dec. 15, 1999. Prior Periods have been restated to reflect preferred stock dividends as a component of fixed charges.